Exhibit 99.1

Rigel Announces Third Quarter 2015 Financial Results

- Conference Call and Webcast Today at 5:00 PM Eastern Time -

SOUTH SAN FRANCISCO, Calif. — November 3, 2015 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the third quarter and nine months ended September 30, 2015.

“We are concentrating our efforts on the timely completion of our two Phase 3 studies with fostamatinib in immune thrombocytopenic purpura (ITP). We expect topline data from the first Phase 3 trial in the middle of 2016 with the second reporting shortly thereafter,” said Raul Rodriguez, president and chief executive officer of Rigel. “Also, our new partnership with Aclaris Therapeutics demonstrates our continuing efforts to explore additional partnerships and advance opportunities in areas beyond our therapeutic focus.” he added.

For the third quarter of 2015, Rigel reported a net loss of $6.7 million, or $0.08 per share, compared to a net loss of $20.9 million, or $0.24 per share, for the same period of 2014. Weighted average shares outstanding for the third quarters of 2015 and 2014 were 88.5 million and 87.8 million, respectively.

Contract revenues from collaborations of $13.0 million in the third quarter of 2015 were comprised of an $8.0 million upfront payment from Aclaris Therapeutics International Limited pursuant to the license agreement executed in August 2015 for the development and commercialization of certain Rigel JAK inhibitors for the treatment of alopecia areata and other dermatological conditions, as well as $4.8 million from the amortization of the $30.0 million upfront payment from Bristol-Myers Squibb. There were no contract revenues from collaborations in the third quarter of 2014.

Rigel reported costs and expenses of $19.8 million in the third quarter of 2015, compared to $21.0 million for the same period in 2014. The decrease in operating expenses was primarily due to the decrease in facilities costs resulting from the sublease agreement executed in December 2014, partially offset by the increase in research and development costs related to Rigel’s Phase 3 clinical program for fostamatinib in ITP.

For the nine months ended September 30, 2015, Rigel reported a net loss of $38.8 million, or $0.44 per basic and diluted share, compared to a net loss of $68.6 million, or $0.78 per basic and diluted share, for the same period of 2014.

As of September 30, 2015, Rigel had cash, cash equivalents and short-term investments of $134.4 million, compared to $143.2 million as of December 31, 2014.  Rigel expects to end 2015 with cash and investments in excess of $115.0 million, which is expected to be sufficient to fund operations into the second quarter of 2017.

Conference Call and Webcast Today at 5:00PM Eastern Time

Rigel will hold a live conference call and webcast today at 5:00pm Eastern Time (2:00pm Pacific Time).

Participants can access the live conference call by dialing 855-892-1489 (domestic) or 720-634-2939 (international) and using the Conference ID number 65636822. The conference call will also be webcast live and can be accessed from Rigel’s website at www.rigel.com.  The webcast will be archived and available for replay for 30 days after the call via the Rigel website.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage biotechnology company focused on the discovery and development of novel, small-molecule drugs for the treatment of inflammatory diseases, autoimmune diseases, and cancers. Rigel’s pioneering research focuses on signaling pathways that are critical to disease mechanisms. Rigel currently has the following product candidates in development: fostamatinib, an oral spleen tyrosine kinase (SYK) inhibitor, which is in Phase 3 clinical trials for ITP and a Phase 2 clinical trial for IgA Nephropathy (IgAN); R348, a topical ophthalmic JAK/SYK inhibitor, in a Phase 2 clinical trial for dry eye in ocular graft-versus-host disease (GvHD); two oncology product candidates in Phase 1 development with partners BerGenBio AS and Daiichi Sankyo; and three preclinical programs with partners AstraZeneca for R256 in asthma, Bristol-Myers Squibb for TGF beta inhibitors in immuno-oncology, and Aclaris Therapeutics for certain JAK inhibitors in dermatology.

This release contains forward-looking statements relating to, among other things, the progress, timely execution and timing of reporting topline data of Phase 3 clinical studies with fostamatinib in ITP, the management and advancement of Rigel’s other clinical programs, Rigel’s ability to extend the value of Rigel’s pipeline into fields that are beyond its therapeutic focus, the evaluation of fostamatinib for new treatment indications, Rigel’s ability to enter into potential partnerships with respect to its proprietary molecules, Rigel’s transition into a commercial stage company, moving fostamatinib to market in the foreseeable future and Rigel’s product pipeline and development programs.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the three months ended June 30, 2015. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.
Phone: 650.430.3777
Email: susan@rivily.com

RIGEL PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)
Revenues:
Contract revenues from collaborations	$12,996	$—	$20,358	$—

Costs and expenses:
Research and development (see Note A)	15,501	16,151	46,262	53,083
General and administrative (see Note A)	4,276	4,889	13,092	15,798
Total costs and expenses	19,777	21,040	59,354	68,881

Loss from operations	(6,781)	(21,040)	(38,996)	(68,881)
Interest income	54	54	162	199
Gain on disposal of assets	55	44	57	46

Net loss	$(6,672)	$(20,942)	$(38,777)	$(68,636)

Net loss per share, basic and diluted	$(0.08)	$(0.24)	$(0.44)	$(0.78)

Weighted-average shares used in computing net loss per share, basic and diluted	88,506	87,793	88,231	87,618

Note A

Stock-based compensation expense included in:
Research and development	$966	$1,151	$3,182	$3,654
General and administrative	849	929	2,596	2,922
	$1,815	$2,080	$5,778	$6,576

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2015	2014 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$134,350	$143,159
Total assets	139,170	154,135
Stockholders’ equity	96,406	128,246

(1)         Derived from audited financial statements